As filed with the Securities and Exchange Commission on February 28, 2017

Registration No. 333-210841

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-210841

UNDER THE SECURITIES ACT OF 1933

BATS GLOBAL MARKETS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	46-3583191 (I.R.S. Employer Identification No.)
8050 Marshall Drive, Suite 120 Lenexa, Kansas (Address of Principal Executive Offices)	66214 (Zip Code)

Bats Global Markets, Inc. 2009 Stock Option Plan

Bats Global Markets, Inc. Third Amended and Restated 2012 Equity Incentive Plan

Bats Global Markets, Inc. 2016 Omnibus Incentive Plan

Bats Global Markets, Inc. 2016 Non-Employee Directors Compensation Plan

Bats Global Markets, Inc. 2016 Employee Stock Purchase Plan

(Full titles of the plans)

Edward T. Tilly

Director
CBOE V, LLC

c/o CBOE Holdings, Inc.
400 South LaSalle Street
Chicago, Illinois 60605
(312) 786-5600

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This post-effective amendment (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-8  (File No. 333-210841) (the “Registration Statement”), filed by Bats Global Markets, Inc. (“Bats”) with the U.S. Securities and Exchange Commission (the “SEC”) on April 20, 2016 relating to a total of 8,458,691 shares of common stock, par value of $0.01 per share, of Bats (“Bats Common Stock”) for issuance under the Bats Global Markets, Inc. 2009 Stock Option Plan, the Third Amended and Restated Bats Global Markets, Inc. 2012 Equity Incentive Plan, the Bats Global Markets, Inc. 2016 Omnibus Incentive Plan, the Bats Global Markets, Inc. 2016 Non-Employee Directors Compensation Plan and the Bats Global Markets, Inc. 2016 Employee Stock Purchase Plan.

Effective as of February 28, 2017, pursuant to an Agreement and Plan of Merger, dated as of September 25, 2016, among CBOE Holdings, Inc. (“CBOE Holdings”), CBOE Corporation, a Delaware corporation and wholly owned subsidiary of CBOE Holdings (“Merger Sub”), CBOE V, LLC, a Delaware limited liability company and wholly owned subsidiary of CBOE Holdings (“Merger LLC”), and Bats, (i) Merger Sub merged with and into Bats, with Bats surviving as a wholly owned subsidiary of CBOE Holdings (the “Merger”) and (ii) immediately following the completion of the Merger, Bats, as the surviving corporation from the Merger, merged with and into Merger LLC (the “Subsequent Merger” and, together with the Merger, the “Transaction”), with Merger LLC surviving the Subsequent Merger and continuing as a wholly owned subsidiary of CBOE Holdings under the name of CBOE V, LLC (the “Surviving Company”).

As a result of the Transaction, the Surviving Company, as a successor by merger to Bats, has terminated any and all offerings of Bats Common Stock pursuant to the Registration Statement as of the date hereof. In accordance with the undertakings made by Bats in the Registration Statement, the Surviving Company hereby removes from registration all shares of Bats Common Stock registered under the Registration Statement that remain unsold as of the date hereof.

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Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on February 28, 2017.

CBOE V, LLC successor by merger to Bats Global Markets, Inc.

/s/ Edward T. Tilly
Date: February 28, 2017	Name:	Edward T. Tilly
	Title:	Director

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